CONTACT: Mark Kochvar Chief Financial Officer 724.465.4826 800 Philadelphia Street Indiana, PA 15701 mark.kochvar@stbank.net www.stbancorp.com
FOR IMMEDIATE RELEASE

S&T Bancorp, Inc. Declares Increased Dividend

Indiana, Pa. - October 18, 2016 - S&T Bancorp, Inc. (S&T) (NASDAQ: STBA), the holding company for S&T Bank with locations in Pennsylvania, Ohio and New York, declared a $0.20 per share cash dividend at its regular meeting held October 16, 2016. This dividend represents a 5.3 percent increase over the $0.19 per share dividend paid in the prior quarter. “We are pleased to announce another increase in the quarterly dividend,” said Charles Urtin, chairman of S&T Bancorp, Inc. Board of Directors. “This increase represents the fourth consecutive year of dividend increases for S&T and is a reflection of the Board’s confidence in management’s ability to continue to produce strong earnings while maintaining our capital position.”
The annualized yield using the October 14, 2016 closing price of $28.19 is 2.8 percent. The dividend is payable November 17, 2016 to shareholders of record on November 3, 2016.

About S&T Bancorp, Inc. and S&T Bank

S&T Bancorp, Inc. is a $6.7 billion bank holding company that is headquartered in Indiana, Pa. and trades on the NASDAQ Global Select Market under the symbol STBA. Its principal subsidiary, S&T Bank, was established in 1902, and operates locations in Pennsylvania, Ohio and New York. For more information visit www.stbancorp.com or www.stbank.com.